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EXHIBIT 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

May 26, 2004

Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202

Ladies and Gentlemen:

        We have acted as counsel to Forest Oil Corporation, a New York corporation (the "Company") in connection with the offering and sale (the "Offering") by the Company of up to 5,030,000 shares of Common Stock (the "Common Stock") pursuant to the Underwriting Agreement dated May 26, 2004 by and among the Company and the underwriters named on Schedule II thereto (the "Underwriting Agreement"). We participated in the preparation of the registration statement on Form S-3 (Registration Statement No. 333-35270), filed with the Securities and Exchange Commission (the "Commission") on April 20, 2000 under the Securities Act of 1933, as amended (the "Securities Act"), and declared effective by the Commission on May 3, 2000 (the "Registration Statement"), pursuant to which the Common Stock to be offered and sold in the Offering was registered under the Securities Act. In connection with the Offering, a final prospectus supplement dated May 26, 2004 (the "Prospectus Supplement"), which together with the base prospectus filed with the Registration Statement at the time it became effective shall constitute the "Prospectus," has been filed pursuant to Rule 424(b) promulgated under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

        As the basis for the opinion hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation and Restated Bylaws of the Company, each as amended to the date hereof and such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

        In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendment thereto (including post-effective amendments), will have become effective under the Securities Act, (ii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement, (iii) at the time of any offering or sale of any shares of Common Stock, the Company will have such number of shares of Common Stock, as set forth in such offering or sale, authorized, established (if applicable) and available for issuance, and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

        Based upon the foregoing examination and review, we are of the opinion that when (a) the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock and (b) such shares have been issued and sold as contemplated in the Registration Statement, all such shares will be duly authorized, validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the laws of the United States of America and to the Business Corporation Law of the State of New York.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very Truly Yours,
/s/ VINSON & ELKINS L.L.P.

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  EXHIBIT 5.1